Exhibit 10.4

Electronic Supervision No.: 4109272022B00527

State-Owned Construction

Land Use Right Transfer Contract

People’s Republic of China Ministry of Natural Resources	State Administration for

10.4 State-owned Construction Land Use Rights Transfer Agreement

Industry and Commerce of the People’s
Republic of China

Issued

Contract No.: Yu (Taiqian) Transfer (2022) No.53

State-Owned Construction

Land Use Right Transfer Contract

The parties to this contract:

Transferor: Taiqian County Natural Resources Bureau

Address: Central Section, Minsheng Road,                                      ;

New Town District, Taiqian County                          ;

Postal code: 457600                                                                              ;

Tel: 0393-2238115                                                                                 ;

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Fax:                                                       /                                                 ;

Bank of Account:                                   /                                             ;

Account Number:                                   /                                             ;

Transferee: Henan Net Plastic New Materials Technology Co., Ltd

Address: South side of Hengrun Road,                                            ;

Development Zone, Taiqian County                       ;

Postal code: 457600                                                                             ;

Tel: 13905845184                                                                                  ;

Fax:                                                       /                                                  ;

Bank of Account:                                   /                                              ;

Account Number:                                   /                                              ;

Chapter I. General provisions

Article I In accordance with the Property Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Land Administration Law of the People’s Republic of China, the Urban Real Estate Administration Law of the People’s Republic of China, and other relevant laws, administrative regulations, and land supply policies, the parties hereby enter into this contract based on the principles of equality, voluntariness, compensation, and good faith.

Article II The ownership of the transferred land belongs to the People’s Republic of China. The transferor may transfer the right to use the state-owned construction land in accordance with the law. Underground resources and buried objects are not included in the scope of the transfer of the right to use the state-owned construction land.

Article III The transferee has the right to occupy, use, benefit from and dispose of the state-owned construction land acquired according to law during the transfer period, and has the right to use the land according to law to construct buildings, structures and ancillary facilities.

Chapter II. Delivery of the leased land and payment of the transfer price

Article IV The land granted under this contract is No. Tai land 2022-C-04, with a total area of one hundred and seventy thousand eight hundred and sixty-four point eight square metres (178,614.80 square metres), of which the area of the land granted is one hundred and seventy thousand square metres (170,000 square metres).

The land to be granted under this contract is located at South of Hengrun Road, Development Zone, Taiqian County, east of Hengrun Chemical.

The plan and boundary map of the land to be transferred is     /      attached as Annex 1

The vertical boundaries of the land transferred under this contract are     /     as the upper boundary and     /     as the lower boundary, with a height difference of     /     meters. The vertical boundaries of the land transferred are shown in Appendix 2.annex 2.

The spatial scope of the land to be transferred is the spatial scope formed by the vertical plane formed by the above-mentioned boundary points and the upper and lower boundary planes.

Article V The use of the land granted under this contract is industrial land Area: 17 hectares.

Article VI The transferor agrees to deliver the leased land to the transferee before December 30, 2022, and the transferor shall deliver the land as is.

Article VII The transfer term of the state-owned construction land use rights under this contract is 50 years, commencing from the date of land delivery as stipulated in Article 6 of this contract. For state-owned construction land use rights originally allocated (leased) and subsequently transferred, the transfer term shall commence from the date of contract signing.

Article VIII The price of the State-owned construction land use right of the land under this contract shall be RMB forty-four million five hundred and fifty thousand yuan (RMB 44,550,000 yuan), and RMB two hundred and sixty-two point zero five yuan (RMB 262.05 yuan ) per square metre.

Article IX The deposit for the land under this contract shall be RMB forty-four million five hundred and fifty thousand yuan (RMB 44,550,000 yuan), which shall be set off against the land grant price.

Article X The transferee has paid the land transfer in full, RMB four thousand four hundred and fifty five million yuan (44,550,000 yuan).

Article XI The transferee shall apply for registration of the right to use state-owned construction land after paying the full transfer price of the land as stipulated in this contract, and presenting relevant supporting documents such as this contract and the transfer price payment voucher.

Chapter III. Land development, construction and utilisation

Article XII The Transferee agrees that the investment intensity of the land development under this Contract shall be implemented in accordance with the provisions of Item (i) of this Article:

(i) The land under this contract shall be used for the construction of industrial projects, and the transferee agrees that the total investment in fixed assets of the Lot under this contract shall not be less than the approved or registered amount of RMB five hundred and fifty million yuan (595 million yuan), and the investment intensity shall not be less than RMB three thousand and five hundred yuan (3,500 yuan) per square meter. The total fixed asset investment for the land construction project under this contract includes buildings, structures and their ancillary facilities, equipment investment and transfer price, etc.

(ii) The Land of land under this contract is to be used for non-industrial project construction. The transferee undertakes that the total investment for the development of the Land of land under this contract shall not be less than /____ RMB (amount in words) / ten ___/____thousand yuan (amount in figures) yuan.

Article XIII If the transferee constructs new buildings, structures and their ancillary facilities within the scope of the land Land under this contract, they shall comply with the planning conditions for the transfer of the land Land determined by the planning and management department of the city (county) government (see Annex 3). Among them:

Nature of the main building Production workshop, warehouse             ;

Nature of ancillary buildings Supporting facilities                                   ;

The total building area is                    102,000                     square metres;

Building plot ratio no higher           /       no lower than _         0.60       ;

Building height no higher than 24 metres not less than           /             ;

Building density no higher than           /      not less than       40%      ;

Green area ratio no higher than 15% not less than             /         ;

Other land use requirements                            /                                 .

The transferee agrees that the construction of supporting facilities on the land under this contract shall be carried out by the provisions of item (i) of this article:

(i) The land under this contract is to be used for the construction of industrial projects, and according to the planning and design conditions determined by the planning department, the land area of the transferred land within the scope of this contract to be used for the enterprise’s internal administrative office and living service facilities shall not exceed 7 % of the area of the transferred land, i.e., 11,900 square metres, and the building area shall not exceed 15,300 square metres. The Transferee agrees not to build non-productive facilities such as residential buildings, expert buildings, hotels, guest houses and training centers within the scope of the Transferred Land;

(ii) The land under this contract shall be used for the construction of residential projects. According to the planning and construction conditions determined by the planning and construction management department, the total number of residential units to be built within the lot under this contract shall not be less than __/__ set. Among them, the total number of residential units within the scope of the land under this contract shall be no less than ___/___ units with a floor area of 90 square metres no less than_____, and the requirements for residential units shall be as follows. The ratio of housing units with a set floor area of less than 90 square metres to the total area of the development and construction of the land under this Contract shall not be less than___/___% . The transferee agrees that the government guaranteed housing such as affordable housing and low-rent housing to be constructed within the area of the land under this contract shall be performed in accordance with the manner set out in paragraph ___/___ under this subparagraph.

1. Transferred to the Government;

2. Repurchase by the government;

3. In accordance with the relevant provisions of the Government’s management of the construction and sale of affordable housing;

4.                             /                                .

Article XV The transferee agrees to construct the following ancillary projects within the area of the land under this contract, and to hand them over to the Government free of charge upon completion:/

Article XVI The transferee agrees that the construction project on the land under this contract shall commence before 29 January 2023 and be completed before 28 January 2025.

If the transferee cannot commence construction on schedule, they shall submit an extension application to the transferor 30 days in advance. Upon the transferor’s approval, the project completion time shall be correspondingly extended, but the extension period shall not exceed one year.

Article XVII When the Transferee carries out construction on the land under this Contract, it shall handle the connection procedures of water, gas, sewage and other facilities with the main pipelines outside the land in accordance with relevant regulations, as well as the connection and introduction of substations.

The Transferee agrees to allow various pipelines and lines laid by the government for public utilities to enter, pass through or pass through the Transferred Land. However, if this affects the functional use of the land, the government or public utility construction unit shall provide reasonable compensation.

Article XVIII: The transferee shall use the land according to the land use and floor area ratio stipulated in this contract and shall not change it without authorization. During the transfer period, if it is necessary to change the land use stipulated in this contract, the parties agree to handle it according to item (i) of this article:

(i) The transferor shall reclaim the construction land use rights for compensation

(ii) Changes in land use must be subject to approval procedures by the law, and an agreement to amend the contract for the transfer of the right to use state-owned construction land must be signed or a new contract for the transfer of the right to use state-owned construction land must be signed. The transferee must pay the difference between the market price of the land use right for the new land use and the original approved land use, and go through land change registration procedures.

Article XIX During the term of use of the land under this contract, the government has the right to adjust the land planning. The modification of the original plan will not affect the original buildings on the land. However, during the term of use, if the buildings, structures and their ancillary facilities on the land are renovated, rebuilt, reconstructed or the term of use is renewed upon expiration, they must be carried out in accordance with the plan in force at that time.

Article XX Before the expiration of the term of use stipulated in this Contract, the Transferor shall not recover the state-owned construction land use right used by the Transferee by law; under special circumstances, if the state-owned construction land use right needs to be recovered in advance due to the need for social public interests, the Transferor shall compensate the land user by the value of the buildings, structures and their ancillary facilities on the ground at the time of recovery, the assessed market price of the remaining term of the state-owned construction land use right and the direct losses confirmed by the assessment.

Chapter IV Transfer, Rental and Mortgage of State-owned Construction Land Use Rights

Article XXI The Transferee shall pay the full amount of the state-owned construction land use rights transfer price as stipulated in this contract. After obtaining the state-owned land use certificate, the Transferee has the right to transfer, lease, or mortgage all or part of the state-owned construction land use rights under this contract. For the first transfer, the following conditions must be met in Item (ii):

(i) Investment and development must be carried out by this contract, and the total development investment must exceed 25% of the agreed amount.

(ii) Investment and development must be carried out by this contract to form industrial land or other construction land conditions.

Article XXII Contracts for the transfer, lease and mortgage of State-owned construction land use rights shall not contravene the provisions of national laws and regulations and the provisions of this contract.

Article XXIII After the complete or partial transfer of state-owned construction land use rights, the rights and obligations specified in this contract and the land registration documents shall be transferred accordingly. The remaining term of the state-owned construction land use rights shall be the term stipulated in this contract minus the already used term.

After all or part of the state-owned construction land use rights under this contract are leased, the rights and obligations stated in this contract and the land registration documents shall remain with the transferee.

Article XXIV If the right to use state-owned construction land is transferred or mortgaged, the parties to the transfer or mortgage shall hold this contract and related transfer and mortgage contracts, and the state-owned land use certificate, and go to the natural resources management department to apply for land change registration.

Chapter V Term Expiration

Article XXV If the land user needs to continue to use the land under this contract after the expiry of the term of use as agreed in this contract, he/she shall submit a report to the land granting organisation at least one year before the expiry of the term of use.

If the term of use stipulated in this contract expires and the land user needs to continue using the land Land under this contract, they shall submit a renewal application to the transferor no later than one year before the expiration. Unless it is necessary to reclaim the land Land under this contract for the public interest, the transferor shall approve it.

If the term of the right to use residential construction land expires, it will be automatically renewed.

If the transferor agrees to renew, the land user shall handle the procedures for paid land use such as transfer and lease in accordance with the law, sign a new contract for paid land use such as transfer and lease, and pay the land transfer price, rent, and other land use fees.

Article XXVI When the land transfer period expires, if the land user applies for renewal but is not approved due to social public interest needs, the land user shall return the state-owned land use certificate and handle the cancellation registration of the state-owned construction land use right by regulations, and the state-owned construction land use right shall be recovered by the Transferor free of charge. The Transferor and the land user agree that the buildings, structures, and their ancillary facilities on the land under this Contract shall be implemented by the provisions of Item (i) of this Article:

(i) The transferor shall reclaim the above ground buildings, structures and their ancillary facilities, and provide corresponding compensation to the land users based on the residual value of the above ground buildings, structures and their ancillary facilities at the time of reclamation;

(ii) The transferor shall reclaim the above ground buildings, structures, and their ancillary facilities free of charge.

Article XXVII Upon the expiration of the land transfer period and if the land user does not apply for renewal, the land user shall return the state-owned land use certificate and undergo the cancellation registration of the state-owned construction land use right by regulations. The state-owned construction land use right shall be reclaimed by the transferor without compensation. The buildings, structures, and their associated facilities on the land specified in this contract shall be reclaimed by the transferor without compensation. The land user shall ensure the normal functionality of the buildings, structures, and their associated facilities on the land and shall not intentionally damage them. Should the above-ground buildings, structures, and their associated facilities lose their normal functionality, the transferor may require the land user to relocate or dismantle them and restore the site to its original level.

Chapter VI. Force majeure

Article XXVIII If either party to the contract is unable to perform part or all of this contract due to force majeure, that party may be exempted from liability. However, they must take all necessary remedial measures to minimize losses caused by the force majeure, subject to the availability of appropriate measures. Force majeure occurring during the period of delayed performance by the parties shall not be exempted from liability.

Article XXIX In the event of force majeure, the affected party must notify the other party in writing of the force majeure situation by letter, telegram, fax, etc., within 7 days, and provide a report and evidence of partial or complete inability to perform or the need for a performance extension to the other party within 15 days following the occurrence of the force majeure.

Chapter VII. Liability for breach of contract

Article XXX The transferee shall pay the transfer price for the state-owned construction land use right in accordance with the provisions of this contract. Should the transferee fail to make the payment on time, a penalty of 1% of the overdue amount shall be payable to the transferor for each day of delay. If the delay exceeds 60 days and the transferee has not made the payment despite the transferor’s demands, the transferor is entitled to terminate the contract. In such a case, the transferee shall forfeit any claim to the return of the deposit, and the transferor may also seek compensation for any incurred losses.

Article XXXI If the Transferee terminates the project investment and construction due to its own reasons and proposes to the Transferor to terminate the performance of this Contract and request the return of the land, the Transferor shall, after obtaining the approval of the People’s Government that originally approved the land transfer plan, refund all or part of the transfer price of the state-owned construction land use right (excluding interest), except for the deposit agreed in this Contract, and recover the state-owned construction land use right by the following provisions. The Transferor shall not be liable for compensation for the buildings, structures, and ancillary facilities that have been built on the land. The Transferor may also require the Transferee to demolish the built buildings, structures, and their ancillary facilities and restore them to their original state. However, if the Transferor is willing to continue to use the buildings, structures, and their ancillary facilities on the land, it shall provide the Transferee with appropriate compensation:

(i) If the Transferee applies to the Transferor no less than 60 days before the expiration of the construction start date agreed in this Contract, the Transferor shall refund the transfer price of the state-owned construction land use right paid by the Transferee after deducting the deposit;

(ii) If the Transferee fails to complete the construction within one year after the construction start date agreed in this Contract, but completes the construction within one year after the construction start date agreed in this Contract, the Transferor shall refund the transfer price of the state-owned construction land use right paid by the Transferee after deducting the deposit. If the Transferee applies to the Transferor no less than 60 days before the expiration of two years, the Transferor shall return the remaining transfer price of the state-owned construction land use right paid by the Transferee after deducting the deposit agreed in this Contract and collecting land idle fees according to regulations.

Article XXXII If the transferee causes the land to be idle, and the idle period is more than one year but less than two years, the transferee shall pay the land idle fee in accordance with the law. If the land remains idle for two years or more and construction has not commenced, the transferor has the right to reclaim the state-owned construction land use rights without compensation.

Article XXXIII If the transferee fails to commence construction by the date specified in this contract or by another agreed-upon date for an extension, a penalty equivalent to 1% of the total transfer price of the state-owned construction land use rights shall be payable to the transferor for each day of delay. The transferor has the right to require the transferee to continue performing the contract. If the transferee fails to complete construction by the specified date or the agreed-upon extended date, a penalty equivalent to 1% of the total transfer price of the state-owned construction land use rights shall be payable to the transferor for each day of delay.

Article XXXIV If the total fixed asset investment, investment intensity, and total development investment do not meet the standards stipulated in this contract, the transferor may demand that the transferee pay a penalty equivalent to the proportionate amount of the state-owned construction land use rights transfer price, based on the actual shortfall in the agreed investment amount and investment intensity indicators. The transferor may also require the transferee to continue performing the contract.

Article XXXV If any of the indicators such as the plot ratio and building density of the land Land under this contract are lower than the minimum standard agreed upon in this contract, the transferor may require the transferee to pay a penalty equivalent to the same proportion of the state-owned construction land use right transfer price based on the proportion of the actual difference to the agreed minimum standard, and has the right to require the transferee to continue to perform this contract; If any of the indicators such as building plot ratio, building density, etc. are higher than the highest standard agreed in this contract, the transferor has the right to reclaim the area higher than the agreed highest standard, and has the right to require the transferee to pay a penalty equivalent to the same amount as the state-owned construction land use right transfer price based on the proportion of the actual difference to the agreed standard.

Article 36 If any of the indicators such as the green space ratio of industrial construction projects, the proportion of land used for internal administrative office and living service facilities of enterprises, or the building area of internal administrative office and living service facilities of enterprises exceed the standards stipulated in this contract, the transferee shall pay a penalty equivalent to 1% of the land transfer price to the transferor and dismantle the corresponding green and building facilities on their own.

Article XXXVII If the Transferee pays the transfer price of the state-owned construction land use right in accordance with this Contract, the Transferor must deliver the transferred land on time as stipulated in this Contract. If the Transferor fails to provide the land on time, resulting in a delay in the Transferee’s possession of the land under this Contract, the Transferor shall pay the Transferee a penalty of 1% of the transfer price of the state-owned construction land use right already paid by the Transferee for each day of delay. The land use term shall commence from the actual delivery of the land. If the Transferor delays delivery of the land by more than 60 days and fails to deliver the land after being urged by the Transferee, the Transferee has the right to terminate the Contract. The Transferor shall return double the deposit and refund the remaining part of the transfer price of the state-owned construction land use right already paid by the Transferee, and the Transferee may also request compensation for losses from the Transferor.

Article XXXVIII If the Transferor fails to deliver the land on schedule or if the delivered land does not meet the conditions specified in this Contract or if the Transferor unilaterally changes the land use conditions, the Transferee has the right to require the Transferor to fulfill the obligations according to the specified conditions and to compensate for the direct losses caused by the delay in performance. The land use term shall commence from the date when the land meets the agreed conditions.

Chapter VIII. Applicable Law and Dispute Resolution

Article XXXIX The laws of the People’s Republic of China shall apply to the conclusion, validity, interpretation and performance of this contract and the settlement of disputes.

Article XL Disputes arising from the performance of this contract shall be resolved through consultation between the disputing parties, failing which, the disputes shall be resolved in the manner agreed upon in item (ii) of this Article:

(i) Submit to the Arbitration Committee of __/__ for arbitration;

(ii) To the People’s Court in accordance with the law.

Chapter IX Additional article

Article XLI The land transfer scheme under this contract has been approved by the Taiqian County People’s Government. This contract shall become effective from the date of signature by both parties.

Article XLII Both parties to this contract guarantee that the names, contact addresses, telephone numbers, fax numbers, bank accounts, and representatives specified in this contract are true and valid. Any party whose information changes shall notify the other party in writing within 15 days from the date of the change. Failure to notify within thes stipulated period shall result in the party making the change assuming responsibility for any resulting failure to provide timely notice.

Article XLIII This contract and its attachments total twenty-nine pages and shall be written in Chinese.

Article XLIV The price, amount, area, and other related figures in this contract shall be expressed in both words and numbers. In cases where there is a discrepancy between the written and numerical amounts, the written amount shall prevail.

Article XLV Matters not addressed in this contract may be agreed upon by both parties and included as an attachment to this contract, which shall have the same legal effect as this contract.

Article XLVI This contract is executed in four copies, with the transferor holding two copies and the transferee holding two copies, all of which have equal legal effect.

Transferor(seal):	Transferee (seal):
Taiqian County Natural Resources Bureau (stamp)	Henan Net Plastic New
Materials Technology Co., Ltd (stamp)
Legal representative (proxy) (Signed):	Legal representative (proxy) (Signed).

December 26, 2022